Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of  Global X Cybersecurity ETF is being filed on behalf of each of us.

February 3 , 2021

Psagot Investment House Ltd. /s/ Shlomo Pasha ——————————— By: Shlomo Pasha* Title: Senior Deputy C.E.O. C.F.O. /s/ Idan Ben Naim ——————————— By: Idan Ben Naim* Title: VP Head Of Legal Department

February 2 , 2021

Psagot Securities Ltd. /s/ Tamara Direktor ——————————— By: Tamara Direktor* Title: Chief Executive Officer /s/ Elad Sadi ——————————— By: Elad Sadi* Title: Manager of Operation

* Signature duly authorized by resolution of the Board of Directors.